Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to use of the name Wright & Company, Inc. and to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our name and the inclusion of our reports dated February 9, 2026, January 28, 2025 and July 12, 2024 appearing in the Annual Report on Form 10-K of Infinity Natural Resources, Inc. for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on March 10, 2026.

Wright & Company, Inc.
TX Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E.
President

Brentwood, Tennessee
April 1, 2026